Exhibit 99.1

Kewaunee Scientific Reports Results for First Quarter

STATESVILLE, N.C., Aug. 28, 2018 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its first quarter ended July 31, 2018.

Sales of $42,152,000 were recorded during the first quarter of fiscal year 2019, an increase of 24.4% from sales of $33,881,000 in the prior year first quarter. Domestic sales for the quarter were $36,070,000, an increase of 63% from sales of $22,146,000 in the prior year first quarter. Domestic sales were higher than the prior year first quarter due to strength in each of the Company's domestic sales channels reflecting strong demand for Kewaunee's laboratory, healthcare, and technical furniture products. International sales for the quarter were $6,082,000, a decrease of 48% from sales of $11,735,000 in the prior year first quarter. International sales were down from the prior year first quarter as a very large Middle East order was partially delivered in the first quarter of fiscal year 2018, but did not repeat in the first quarter of fiscal year 2019.

Pre-tax earnings for the quarter were $1,784,000 compared to $1,797,000 for the prior year period. Pre-tax earnings were unfavorably impacted by higher material and operating costs offset by the favorable impact of the Company's adoption of ASC 606 which became effective May 1, 2018. Net earnings increased 22.6% for the quarter to $1,407,000, or $0.50 per diluted share, as compared to net earnings of $1,148,000, or $0.42 per diluted share, for the quarter ended July 31, 2017.

The order backlog was $102.1 million at July 31, 2018, down from $111.2 million at July 31, 2017. The prior year's order backlog contained a single large Middle East order that was delivered in fiscal year 2018, the absence of which primarily accounted for the decline in the order backlog in the current period.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand at July 31, 2018 was $9,064,000, as compared to $12,021,000 at the end of the first quarter last year, which included a large customer advance payment. Working capital was $35,966,000 at July 31, 2018, as compared to $34,071,000 at the end of the first quarter last year. Short-term borrowings and interest rate swaps were $7,528,000 at July 31, 2018, as compared to $3,539,000 at the end of the first quarter last year, and long-term debt was $972,000 as compared to $2,139,000 at the end of the first quarter last year. The debt-to-equity ratio at July 31, 2018 was .20-to-1, as compared to .15-to-1 at the end of the first quarter last year.

"Kewaunee's domestic sales growth was excellent in the first quarter," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "The pace of bidding activity remains solid as customers invest in projects that require the Company's products and services. We are focused on strengthening the order backlog as we move through the year. However, we will continue to be negatively impacted by increases in material costs during the second quarter. We continue to pursue productivity and cost reduction actions to help offset their impact."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company's products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2018	2017
Net sales	$ 42,152	$ 33,881
Cost of products sold	34,678	27,060
Gross profit	7,474	6,821
Operating expenses	5,763	5,133
Operating earnings	1,711	1,688
Other income	164	168
Interest expense	(91)	(59)
Earnings before income taxes	1,784	1,797
Income tax expense	368	605
Net earnings	1,416	1,192
Less: net earnings attributable to the noncontrolling interest	9	44
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,407	$ 1,148

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.51	$0.42
Diluted	$0.50	$0.42

Weighted average number of common shares outstanding
Basic	2,736	2,712
Diluted	2,804	2,755

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2018	2018
Assets	(Unaudited)
Cash and cash equivalents	$ 9,064	$ 9,716
Restricted cash	1,023	1,242
Receivables, less allowances	36,118	32,660
Inventories	15,006	17,662
Prepaid expenses and other current assets	3,721	2,224
Total Current Assets	64,932	63,504
Net property, plant and equipment	14,642	14,661
Other assets	5,422	6,193
Total Assets	$ 84,996	$ 84,358

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 7,528	$ 3,885
Current portion of long-term debt	1,167	1,167
Accounts payable	13,153	14,754
Other current liabilities	7,118	7,756
Total Current Liabilities	28,966	27,562
Other non-current liabilities	7,633	9,275
Total Liabilities	36,599	36,837
Noncontrolling interest	457	462
Kewaunee Scientific Corporation equity	47,940	47,059
Total Equity	48,397	47,521
Total Liabilities and Equity	$ 84,996	$ 84,358

Contact:	Thomas D. Hull III
704/871-3290